Exhibit 10.65

WYETH

UNION SAVINGS PLAN

THIRD RESTATEMENT

Amended and Restated Effective

as of January 1, 2006

i

2.41	Trust	10
2.42	Trust Fund	11
2.43	Trustee	11
2.44	Unit	11
2.45	Valuation Date	11
2.46	Wyeth Common Stock	11
2.47	Words and Headings	11

ARTICLE 3 PARTICIPATION		12
3.1	Date of Participation	12
3.2	Excluded Employees	12
3.3	Reemployment	12
3.4	Transfer of Employment	13

ARTICLE 4 CONTRIBUTIONS		14
4.1	Before-Tax Contributions	14
4.2	After-Tax Contributions	14
4.3	Total Amount of Contributions	14
4.4	Catch-Up Contributions	14
4.5	Maximum Amount of Before-Tax Contributions	15
4.6	Changes and Suspensions of Before-Tax and After-Tax Contributions	16
4.7	Limitation on Before-Tax Contributions.	16
4.8	Rollover Contributions From Other Qualified Plans	18

ARTICLE 5 VESTING		20

ARTICLE 6 MEMBER’S ACCOUNT		21
6.1	Separate Accounts	21
6.2	Separate Accounting	21
6.3	Valuation of Trust	21
6.4	Crediting of Units	22

ARTICLE 7 INVESTMENTS		23
7.1	Investment Funds	23
7.2	Election and Change of Investment Funds	23
7.3	Transfer of Existing Account	23
7.4	Investment of Income	24
7.5	Investments in Investment Funds	24

ARTICLE 8 DISTRIBUTIONS		25
8.1	Distribution Upon Severance From Employment	25
8.2	Form of Payment	25
8.3	Distributions in the Event of Death	26
8.4	Designation of Beneficiary	26
8.5	Cash-Out	27
8.6	Election of Wyeth Common Stock; Converting Common Stock to Cash	27
8.7	Commencement of Benefits	28
8.8	Required Minimum Distributions.	28
8.9	Withholding Tax on Distributions	32
8.10	Plan to Plan Transfers	32
8.11	Rollover of Eligible Rollover Distributions From the Plan.	33

ARTICLE 9 WITHDRAWALS		34
9.1	Frequency of Withdrawals	34
9.2	Hardship Withdrawals	34
9.3	Withdrawals of After-Tax Contributions	36
9.4	Age 59 1/2 Withdrawal	36
9.5	Effective Date	36
9.6	Withdrawals in Company Stock	37

ARTICLE 10 LOANS		38
10.1	Eligibility and Loan Amount	38

ARTICLE 11 LIMITATIONS ON ANNUAL ADDITIONS		41
11.1	Basic Limitation	41
11.2	Treatment of Similar Plans	41
11.3	Preclusion of Excess Annual Additions	42
11.4	Disposal of Excess Annual Additions	42

ARTICLE 12 ADMINISTRATION		44
12.1	Savings Plan Committee	44
12.2	Power and Duties of the Plan Administrator	44
12.3	Claims Procedure	46
12.4	Records Management	48
12.5	Reliance	48
12.6	Forfeited Benefits	48

ARTICLE 13 TRUST		49
13.1	Trust Fund	49
13.2	Administrative Expenses	49

ARTICLE 14 VOTING OF COMPANY STOCK		50
14.1	Notice	50
14.2	Vote	50
14.3	No Direction	50

ARTICLE 15 FIDUCIARY RESPONSIBILITY		51
15.1	Conduct	51
15.2	Allocation and Delegation of Responsibilities	51
15.3	Co-Fiduciary Responsibility	52
15.4	Duties of Fiduciaries With Respect to Investments	52

ARTICLE 16 AMENDMENT, TERMINATION AND MERGER		54
16.1	Right to Amend or Terminate the Plan	54
16.2	Termination of the Plan	55
16.3	Merger, Consolidation or Transfer	55

ARTICLE 17 NONALIENATION OF BENEFITS EXCEPT FOR QUALIFIED DOMESTIC RELATIONS ORDERS		56

ARTICLE 18 MISCELLANEOUS PROVISIONS		58
18.1	Plan Not a Contract of Employment	58
18.2	Governing Law	58
18.3	Records and Reports	58
18.4	Notices to Employees and Members	58
18.5	Communications to the Plan Administrator	59
18.6	Statement	59

ARTICLE 19 TREATMENT OF RETURNING VETERANS		60
19.1	Applicability and Effective Date	60
19.2	Definitions	60
19.3	Eligibility to Participate	60
19.4	No Break in Service	61
19.5	Service Credit	61
19.6	Restoration of Before-Tax Contributions and After-Tax Contributions.	61
19.7	Determination of Covered Compensation	61
19.8	Application of Certain Limitations	62
19.9	Suspension of Loan Repayments	62
19.10	Administrative Rules and Procedures	62

ARTICLE 1 INTRODUCTION

The Wyeth Union Savings Plan (the “Plan”) is hereby amended and restated in its entirety effective as of January 1, 2006. The Plan was first adopted effective as of January 19, 1977. The Plan was last amended and restated, effective January 1, 1997, to comply with the Uruguay Round Agreements Act of 1994 (“GATT”); the Uniform Services Employment and Reemployment Rights Act of 1994 (“USERRA”); the Small Business Job Protection Act of 1996 (“SBJPA”); the Taxpayers Relief Act of 1997 (“TRA 97”); the Internal Revenue Service Restructuring and Reform Act of 1998 (“RRA 98”); and the Community Renewal Tax Relief Act of 2000 (“CRA”) (collectively know as “GUST”).

The rights of any person who terminated employment on or before the Effective Date of this amendment and restatement, including his eligibility for benefits, the amount of benefits and the form in which benefits, if any, shall be paid, shall be determined solely under the terms of the Plan as in effect on the date of his termination of employment, unless such person is thereafter reemployed and again becomes a Member.

The restated Plan contained herein shall apply to Members, Beneficiaries of such Members or alternate payees, who retire, die or terminate employment at any time on or after January 1, 2006 unless a later effective date for any specific provision applies to such Member, alternate payee or Beneficiary.

Article 1	Introduction

ARTICLE 2 DEFINITIONS

As used under this Plan, the following terms shall have the meaning described in this Article Two of the Plan. Additional definitions appear in the Plan.

2.1 Account

Account means the Account of a Member or Beneficiary maintained pursuant to Article Six, which consists of the following subaccounts:

(a)	After-Tax Contributions Account;

(b)	Before-Tax Contributions Account;

(c)	Matching Contributions Account; (if applicable); and

(d)	Rollover Account.

2.2 Affiliate

Affiliate means any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

2.3 After-Tax Contributions

After-Tax Contributions mean the contributions made to the Plan by a Member pursuant to Section 4.2 of the Plan.

Article 11	Definitions

2.4 After-Tax Contributions Account

After-Tax Contributions Account means the separate subaccount of a Member’s Account credited with After-Tax Contributions, including gains and losses attributable thereto.

2.5 Before-Tax Contributions

Before-Tax Contributions mean the contributions made to the Plan by a Member pursuant to Section 4.1 of the Plan.

2.6 Before-Tax Contributions Account

Before-Tax Contributions Account means a separate subaccount of a Member’s Account credited with Before-Tax Contributions, Catch-Up Contributions, and special sign-on bonus contributions, including gains and losses attributable thereto.

2.7 Beneficiary

Beneficiary means a person or persons designated by a Member to whom his Account is to be paid in the event of his death pursuant to Section 8.4 of the Plan. The Beneficiary of a married Member shall be his surviving Spouse, unless such Spouse consents in writing to the designation of another Beneficiary.

2.8 Catch-Up Contributions

Catch-Up Contributions mean Before-Tax Contributions made to the Plan by a Member that are over and above the Applicable Limit. For purposes of determining Catch-Up Contributions, the “Applicable Limit” shall mean (a) the statutory limit with respect to a Before-Tax Contributions provided in Section 402(g) of the Code, (b) the limit on Before-Tax Contributions that a Member is permitted to make under the Plan; and (c) the actual deferral percentage limit. Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan

Article 2	Definitions

implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such Catch-Up Contributions. Catch-Up Contributions shall be made in accordance with Section 414(v) of the Code and Section 4.4 of the Plan.

2.9 Code

Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10 Committee

Committee means the Savings Plan Committee of the Company or its designee(s), appointed pursuant to Article Twelve of the Plan.

2.11 Company

Company means Wyeth.

2.12 Company Stock

Company Stock means common stock of Wyeth, par value $.33 1/3 per share.

2.13 Compensation

Compensation means the Member’s regular wages, salary, overtime and shift differentials for time worked prior to any reduction for Before-Tax Contributions as contemplated by Section 4.1 of the Plan, or by Sections 125, 132(f)(4), 402(a)(3), or 402(h)(1)(B) of the Code, if applicable. The annual Compensation of any Member shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual Compensation means Compensation during the Plan Year or such other consecutive 12-month period over which Compensation is otherwise determined under the Plan (the “determination period”). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the determination period that begins with or within such calendar year.

Article 2	Definitions

2.14 Covered Compensation

Covered Compensation means a Member’s Compensation but excluding any incentive compensation, any compensation for special remuneration or bonuses paid to an Employee by an Employer.

2.15 Current Market Value

Current Market Value means, with reference to Company Stock, the then fair market value thereof as determined by the Trustee in accordance with its standard procedures.

2.16 Direct Rollover

Direct Rollover means a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

2.17 Distributee

Distributee means a Member. In addition, the Member’s surviving Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse.

2.18 Eligible Retirement Plan

Eligible Retirement Plan means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code that accepts the Distributee’s Eligible Rollover Distribution. An Eligible Retirement Plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision

Article 2	Definitions

of a state and which agrees to separately account for amounts transferred into such plan form this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving Spouse, or to a Spouse or former Spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code.

2.19 Eligible Rollover Distribution

Eligible Rollover Distribution means any distribution of all or any portion of the Plan benefit to the credit of the Distributee, except that an Eligible Rollover Distribution does not include any distribution that is:

(a)	One of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specific period of ten years or more;

(b)	Any distribution to the extent such distribution is required under Section 401(a)(9) of the Code;

(c)	A hardship withdrawal as described in Section 9.2 of the Plan; or

(d)	The portion of any distribution which is not includable in gross income (determined without regard to any exclusion of net unrealized appreciation with respect to employer securities). A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of After-Tax Contributions which are not includable in gross income provided, however, that such portion may be transferred to an individual retirement account or annuity described in Section 408(a) or (b) of the Code or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distributions which is includable in gross income and the portion of such distribution which is not so includable.

2.20 Employee

Employee means any person employed by an Employer who receives Compensation from an Employer, including Leased Employees within the meaning of Section 414(n) of the Code and employees of all members of affiliated service groups as defined in

Article 2	Definitions

Section 414(m) of the Code. The term “Employee” shall exclude any individual retained by an Employer to perform services for an Employer who is classified by an Employer as a fee-for-service worker, temporary worker, an intern, seasonal worker, temporary employee, a co-op student, an employee of a temporary employment agency or independent contractor, regardless of such individual’s status under common law, including any such individual who is or who has been reclassified as an Employee of an Employer for any period by a government agency, a court of competent jurisdiction or any other entity.

2.21 Employer

Employer means the Company and any Affiliate which is a United States corporation not operating primarily in Puerto Rico.

2.22 Enrollment Date

Enrollment Date means the first day of a calendar month following the date an Employee satisfies the eligibility requirements of the Plan.

2.23 ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.25 Highly Compensated Employee

Highly Compensated Employee means any Employee who:

(a)	Was a five percent (5%) owner (as defined in Section 416(i)(1) of the Code and applying the constructive ownership rules of Section 318 of the Code) of an Employer at any time during the Plan Year or the preceding Plan Year, or

(b)	For the preceding Plan Year had Compensation in excess of $80,000 (as adjusted by the Secretary of the Treasury pursuant to Section 415(d) of the Code.)

For purposes of this Section 2.25 of the Plan, a former Employee shall be treated as a Highly Compensated Employee if:

(i)	Such former Employee was a Highly Compensated Employee when such former Employee incurred a Severance From Employment, or

Article 2	Definitions

(ii)	Such former employee was a Highly Compensated Employee at any time after attaining age 55.

The determination of who is a Highly Compensated Employee shall be made in accordance with Section 414(q) of the Code and the regulations thereunder.

2.26 Income

Income means income with respect to contributions in a Member’s Account resulting from the investment and reinvestment of such contributions and any increment thereof minus any distributions (and the net proceeds from the sale of any such distributions) with respect to any such investment and increments thereof.

2.27 Investment Fund

Investment Funds means the investment funds available to Members under the Plan as selected by the Plan Administrator and approved by the Wyeth Retirement Committee from time to time and listed on Schedule B, which is attached hereto and incorporated herein by reference.

2.28 Leased Employee

Leased Employee means any person (other than an Employee of the Employer) who, pursuant to an agreement between an Employer and any other person (the “Leasing Organization”), has performed services for an Employer (or an Employer and related persons determined in accordance with Section 414(n) of the Code) on a substantially full-time basis for a period of at least one-year which services are performed under the primary direction or control of the Employer. In the event a Leased Employee, or an individual who would have been a Leased Employee but for the fact services were performed for an Employer for less than a one year period, becomes eligible to participate in the Plan, all service completed by such individual shall be taken into account for purposes of eligibility under the Plan.

Article 2	Definitions

2.29 Member

Member means an Employee who has satisfied the eligibility requirements of the Plan and is participating in the Plan.

2.30 Military Leave

Military Leave means an absence from service with an Employer by reason of service in the military as defined under the Uniformed Services Employment and Reemployment Act of 1994, as amended (“USERRA”).

2.31 Non-Highly Compensated Employee

Non-Highly Compensated Employee means an Employee who is not a Highly Compensated Employee.

2.32 Participating Collective Bargaining Unit

Participating Collective Bargaining Unit means a collective bargaining unit, which has bargained for and accepted participation in the Plan as set forth in Schedule A which is attached hereto and incorporated herein by reference.

2.33 Plan

Plan means the Wyeth Union Savings Plan, as amended from time to time.

2.34 Plan Administrator

Plan Administrator means the Committee or its successor or designee(s), as applicable.

2.35 Plan Year

Plan Year means the calendar year.

Article 2	Definitions

2.36 Recordkeeper

Recordkeeper means the entity or entities selected by the Plan Administrator to maintain records of the Plan and perform such ministerial and nondiscretionary Plan administration, as the Plan Administrator shall determine.

2.37 Rollover Account

Rollover Account means the separate subaccount of a Member’s Account which is credited with Rollover Contributions including gains and losses attributable thereto.

2.38 Rollover Contribution

Rollover Contributions mean: the contributions made to the Plan by a Member pursuant to Section 4.8 of the Plan.

2.39 Severance From Employment

Severance From Employment means the earliest of the following dates: (a) resignation, (b) discharge, (c) death or (d) retirement. A Severance From Employment shall also occur if an Employee remains continually absent from work (for any reason other than resignation, discharge, retirement or death) on the first anniversary of the first day of absence (except in the case of Military Leave).

2.40 Spouse

Spouse means a person of the opposite sex of an Employee who is recognized as the lawful husband or the lawful wife of the Employee under the laws of the Employee’s state of residence.

2.41 Trust

Trust means the Trust established under Article Thirteen of the Plan which Trust shall form a part of the Plan.

Article 2	Definitions

2.42 Trust Fund

Trust Fund means the assets of the Trust which shall include investments of the Members’ Accounts.

2.43 Trustee

Trustee means the trustee or trustees appointed by the Company pursuant to Article Thirteen of the Plan and in accordance with the provision of the Trust.

2.44 Unit

Unit shall have the meaning specified in Article Seven of the Plan.

2.45 Valuation Date

Valuation Date means each day of any month on which the New York Stock Exchange is open for business.

2.46 Wyeth Common Stock Fund

Wyeth Common Stock Fund means the Investment Fund offered under the Plan that invests primarily in Company Stock, which may also hold be invested in short-term investments to provide liquidity.

2.47 Words and Headings

As used herein, the masculine gender shall be deemed to refer to the feminine and the singular person shall be deemed to refer to the plural, wherever appropriate. The subject headings and subheadings in the Plan are inserted for convenience and reference only, and in the event of any conflict between the text of any provision of the Plan and the heading thereof, the text shall control.

Article 2	Definitions

ARTICLE 3 PARTICIPATION

3.1 Date of Participation

(a)	Any Employee who was a Member of the Plan on December 31, 2005 shall continue to be a Member on and after January 1, 2006.

(b)	Subject to the provisions of Section 3.2 of the Plan, an Employee employed by an Employer on or after January 1, 2006, is eligible to participate in the Plan if he is:

(i)	Employed in the United States by an Employer for 30 days following the date on which he first became employed by an Employer; and

(ii)	A member of a Participating Collective Bargaining Unit.

An Employee who satisfies the above requirement shall become a Member of the Plan as of the date he completes 30 days of employment with an Employer, and shall be eligible to make contributions to the Plan pursuant to Article Four of the Plan on his Enrollment Date.

3.2 Excluded Employees.

The following classes of Employees shall not be eligible to participate in the Plan:

(a)	An individual who is a Leased Employee of an Employer; and

(b)	Employees not represented by a collective bargaining unit which is a Participating Collective Bargaining Unit.

3.3 Reemployment

A former Member who is reemployed by an Employer and is not in an excluded class of Employees described in Section 3.2 of the Plan, shall become a Member of the Plan on the date he is reemployed and shall be eligible to make contributions to the Plan as of such date.

An Employee who incurs a Severance From Employment before becoming a Member of the Plan, and is reemployed by an Employer, shall become a Member of the Plan upon satisfying the eligibility requirements of Section 3.1 of the Plan.

Article 3	Participation

3.4 Transfer of Employment

If a Member is transferred to a position with an Employer that makes him ineligible to participate in the Plan, his participation in the Plan shall cease but he shall not be considered to have had a Severance From Employment. If such Employee subsequently is transferred to a position that makes him eligible to participate, he shall again become eligible for participation. Notwithstanding the foregoing, an Employee who becomes covered by a collective bargaining agreement that makes him ineligible to participate in the Plan shall be eligible to take a hardship withdrawal or a loan from the Plan pursuant to Section 9.2 and Article Ten of the Plan, respectively.

Article 3	Participation

ARTICLE 4 CONTRIBUTIONS

4.1 Before-Tax Contributions

Each Member may authorize his Employer, in the manner prescribed by the Plan Administrator, to contribute to the Trust on his behalf a Before-Tax Contribution with respect to each Plan Year which shall be allocated to his Before-Tax Contributions Account. A Member may elect to have his before-tax Covered Compensation reduced by a whole percentage from 1% to 16% and allocated to his Before-Tax Contributions Account. Such Before-Tax Contributions shall be remitted to the Plan by the Member’s Employer as soon as such contributions can reasonably be segregated from the Employer’s general assets after the date on which he could have received such amounts in cash.

4.2 After-Tax Contributions

A Member may elect to reduce his after-tax Covered Compensation, in the manner prescribed by the Plan Administrator, by a stated whole percentage from 1% to 16% and allocate such amount to his After-Tax Contributions Account.

4.3 Total Amount of Contributions

Notwithstanding Sections 4.1 and 4.2 of the Plan, the combination of Before-Tax Contributions and After-Tax Contributions for any Member shall not be less than 1% nor exceed 16% of the Member’s Covered Compensation for the Plan Year.

4.4 Catch-Up Contributions

Members who are eligible to make Before-Tax Contributions under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code.

Article 4	Contributions

Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan in implementing the requirements of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such Catch-Up Contributions.

4.5 Maximum Amount of Before-Tax Contributions

The maximum amount of Covered Compensation that a Member is permitted to defer to the Plan and any qualified plan maintained by an Employer during any Plan Year shall not exceed the dollar limit under Section 402(g) of the Code in effect for such Plan Year, except to the extent permitted under Section 4.4 of the Plan and Section 414(v) of the Code. The dollar limit shall be adjusted by the Secretary of Treasury pursuant to Section 402(g)(5) of the Code.

(a)	If a Member’s Before-Tax Contributions reach the maximum limit described in preceding paragraph, the amount of his Covered Compensation that would have been allocated to his Before-Tax Contributions Account shall be allocated to his After-Tax Contributions Account.

(b)	To the extent a Member’s Before-Tax Contributions exceed the dollar limit under Section 402(g) of the Code (“Excess Before-Tax Contributions”) and are not reallocated to his After-Tax Contributions Account as described in Section 4.5(a) of the Plan, such Excess Before-Tax Contributions, plus any Income and minus any loss allocable thereto, shall be distributed to the Member no later than April 15.

(c)	For the 2006 and 2007 Plan Years, Excess Before-Tax Contributions shall be adjusted for any Income or loss between the end of the Plan Year and the date of distribution (the “GAP Period”). The Income or loss allocable to excess deferrals during the GAP Period is the sum of:

(i)	The Income or loss allocable to the Member’s Before-Tax Contributions Account for the taxable year multiplied by a fraction, the numerator of which is such Member’s Excess Before-Tax Contributions for the year and the denominator is the Member’s Account balance attributable to Before-Tax Contributions without regard to any Income or loss occurring during such taxable year; and

Article 4	Contributions

(ii)	10 percent of the amount determined under (i) multiplied by the number of whole calendar months between the end of the Member’s taxable year and the date of distribution, counting the month of distribution if distribution occurs after the 15th of such month.

Excess Before-Tax Contributions shall be treated as Annual Additions unless such amounts are distributed to the Member no later than April 15 of the year following the year in which such Excess Before-Tax Contributions are contributed.

4.6 Changes and Suspensions of Before-Tax and After-Tax Contributions

A Member, in accordance with the procedures prescribed by the Plan Administrator, may change the rate of, or suspend his, Before-Tax Contributions (including Catch-Up Contributions) and After-Tax Contributions once each calendar quarter. If a Member’s Before-Tax Contributions or After-Tax Contributions terminate, such Member thereafter may resume Before-Tax Contributions to the Plan as of the next Enrollment Date in accordance with the procedures prescribed by the Plan Administrator provided that he is otherwise eligible to make contributions to the Plan.

4.7 Limitation on Before-Tax Contributions

(a)	Actual Deferral Percentage Test. An Employer shall not permit a Member to defer an amount of Covered Compensation that would cause the Plan to not satisfy at least one of the following tests in any Plan Year:

(i)	The Actual Deferral Percentage for a Plan Year for the group of Highly Compensated Employees shall not exceed the current year’s Actual Deferral Percentage for all other eligible Employees who are Non-Highly Compensated Employees for the current Plan Year multiplied by 1.25; or

(ii)	The Actual Deferral Percentage for a Plan Year for the group of Highly Compensated Employees shall not exceed the current year’s Actual Deferral Percentage for all other eligible Employees who are Non-Highly Compensated Employees for the current Plan Year multiplied by 2.0, provided that the Actual Deferral Percentage for the group of Highly Compensated Employees does not exceed the Actual Deferral Percentage of all other eligible Employees who are Non-Highly Compensated Employees for the current Plan Year by more than two (2) percentage points.

Article 4	Contributions

In applying the foregoing limitations, an Employee is a Highly Compensated Employee for a particular Plan Year if he meets the definition of a Highly Compensated Employee in effect for that Plan Year. Similarly, an Employee is a Non-Highly Compensated Employee for a particular Plan Year if he does not meet the definition of a Highly Compensated Employee in effect for that Plan Year. The Actual Deferral Percentage for a specified group of Employees for an applicable Plan Year shall be the average of ratios (calculated separately for each Employee in such group) of (1) the amount of Before-Tax Contributions actually paid over to the Trust on behalf of each such Employee for such Plan Year, to (2) the Employee’s Compensation for that portion of the applicable Plan Year during which the Employee was eligible to participate. In computing the Actual Deferral Percentage, Before-Tax Contributions shall not include any amounts properly returned to (3) the Member as excess Annual Additions under Article Eleven of the Plan; or (4) a Non-Highly Compensated Employee as Excess Before-Tax Contributions under Section 4.5 of the Plan. The Actual Deferral Percentage for a Member who makes no Before-Tax Contributions during a Plan Year shall be 0%. Contributions taken into account for purposes of determining the Actual Deferral Percentage test must be made before the last day of the twelve-month period immediately following the Plan Year to which the contributions relate.

The Actual Deferral Percentage for any Employee who is a Highly Compensated Employee for the Plan Year and who has Before-Tax Contributions allocated to his account under two or more plans of an Employer, shall be determined as if all such contributions were made under a single plan. If the above plans have different plan years, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement.

In the event that this Plan satisfies the requirements of Section 401(k), 401(a)(4) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of Section 401(k), 401(a)(4) or 410(b) of the Code only if aggregated with this Plan, then this Section 4.7 of the Plan shall be applied by determining the Actual Deferral Percentages of Members as if all such plans were a single plan. Plans may be aggregated to satisfy Section 401(k) of the Code only if they have the same plan year and use the same Actual Deferral Percentage testing method.

An Employer shall maintain records sufficient to demonstrate satisfaction of the Actual Deferral Percentage test. The determination and treatment of the Actual Deferral Percentage amounts of any Member shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

(b)

Excess Contributions. Notwithstanding the foregoing paragraph, with respect to any Plan Year in which Before-Tax Contributions on behalf of Highly Compensated Employees exceed the applicable limit, the Plan Administrator shall reduce the amount of the Excess Contributions made on behalf of the Highly Compensated Employees (determined by reducing such contributions in order of actual deferral

Article 4	Contributions

percentages beginning with the highest), and shall distribute any Excess Contributions which exist after such reduction, as adjusted by the Income or loss allocable to such Excess Contributions, to the affected Highly Compensated Employees no later than March 15 of the year following the Plan Year in which any such Excess Contributions arose, but in no event shall such amounts be distributed later than the end of the Plan Year following the Plan Year for which such Excess Contributions were allocated. Excess Contributions are allocated to the Highly Compensated Employees with the largest amount of Before-Tax Contributions taken into account in calculating the Actual Deferral Percentage test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of Before-Tax Contributions and continuing in descending order until all Excess Contributions have been allocated. For purposes of the preceding sentence, the “largest amount” is determined after distribution of any Excess Contributions.

For purposes of this Section 4.7 of the Plan, “Excess Contributions” shall mean, with respect to any Plan Year, the aggregate amount of Employer contributions actually taken into account in computing the Actual Deferral Percentage of the Highly Compensated Employees over the maximum amount of such contributions permitted by the Actual Deferral Percentage test. The Income or loss allocable to the Excess Contributions shall be the amount determined by multiplying the Income or loss allocable to the Participant’s accounts containing the Excess Contributions for the Plan Year by a fraction, the numerator of which is the Excess Contributions on behalf of the Participant for the Plan Year and the denominator of which is the Participant’s account balance in his accounts containing the Excess Contributions as of the Valuation Date of the Plan Year in which the Excess Contribution is made without regard to any gain or loss allocable to such total amount for the Plan Year.

For the 2006 and 2007 Plan Years, Excess Contributions shall be adjusted for any Income or loss during the GAP Period as defined in Section 4.5 of the Plan. The Income or loss allocable to Excess Contributions during the GAP Period is the sum of: (i) the Income or loss allocable to the Participant’s Before-Tax Contribution Account for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Contributions for the year and the denominator is the Participant’s account balance attributable to Before-Tax Contributions as of the beginning of the Plan Year and Before-Tax Contributions made during the Plan Year; and (ii) 10 percent of the amount determined under (i) multiplied by the number of whole calendar months between the end of the Plan Year and the date of distribution, counting the month of distribution if distribution occurs after the 15th of such month.

4.8 Rollover Contributions From Other Qualified Plans

A Member, with the approval of the Plan Administrator (or its delegate) and upon a determination by the Plan Administrator that a distributing plan is an Eligible Retirement Plan,

Article 4	Contributions

may make, and that Plan shall accept, a Rollover Contribution on the Member’s behalf. The Rollover Contributions shall be subject to all of the terms and conditions of the Plan after it is rolled over, and shall be fully vested at all times. The Rollover Contribution shall be deposited in the Member’s Rollover Account and invested in accordance with the Member’s investment elections in effect at the time of the Rollover Contribution. The Plan Administrator (or its delegate) may require a Member to furnish such evidence as the Plan Administrator may deem necessary or appropriate.

For purposes of this Section 4.8 of the Plan, a Rollover Contribution means an Eligible Rollover Distribution within the meaning of Section 402(c)(4) of the Code; and

(a)	A contribution by a Member of a distribution received from a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code, including After-Tax Contributions, provided the Member makes the contribution within 60 days of his receipt of a distribution which satisfied the requirements of Section 402(c)(1) of the Code; or

(b)	A direct transfer of the Member’s interest from the trustee of a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code, including after tax contributions.

Article 4	Contributions

ARTICLE 5 VESTING

A Member shall be fully vested at all times in his Account.

Article 5	Vesting

ARTICLE 6 MEMBER’S ACCOUNT

6.1 Separate Accounts

The Trustee shall maintain separate accounts for each Member in the Trust. Each Member’s Account shall be divided into separate subaccounts: the Before-Tax Contributions Account, the After-Tax Contributions Account, the Matching Contributions Account and the Rollover Account.

6.2 Separate Accounting

The amounts in a Member’s Before-Tax Contributions Account, After-Tax Contributions Account, Matching Contributions Account and Rollover Account shall at all times be separately accounted for by adjusting such accounts for withdrawals, distributions and contributions. Withdrawals, distributions, forfeitures and other credits or charges shall be separately allocated among Before-Tax Contributions Accounts, After-Tax Contributions Accounts, Matching Contributions Accounts, and Rollover Accounts on a reasonable and consistent basis.

6.3 Valuation of Trust

The assets of the Members’ Accounts shall be held by the Trustee in the Trust. The assets of the Trust Fund shall be valued by the Trustee at the close of each business day. In making such valuation, the Trustee shall take into account earnings or losses of the Trust Fund net of reasonable expenses and capital appreciation or depreciation in such assets whether or not realized. The method of valuation shall be determined by the Trustee, and shall be followed with reasonable consistency from period to period. The amount credited to the Accounts of all Members shall be adjusted as of each Valuation Date so as to be equal to the value of such assets

Article 6	Member’s Account

on such date. The settlement of the Accounts of a Member shall be based upon the amount credited to his Accounts (pursuant to Article Six of the Plan) as of the most recent valuation completed prior to issuance of payments provided the Member submits all documentation required to make settlement in the form, time and manner prescribed by the Plan Administrator. In making the adjustments, the Member’s Accounts shall be reduced by any payments made from the Members’ Accounts and increased by any contributions made since the last adjustment.

6.4 Crediting of Units

As of each Valuation Date, and following the determination of the value of a Unit in the Wyeth Common Stock Fund, the Account of each Member who has elected to invest any of his Account in the Wyeth Common Stock Fund shall be credited, as of such Valuation Date, with a number of Units in such Wyeth Common Stock Fund determined by dividing the value of each Unit on such Valuation Date into that portion of the Current Market Value of the amount of the Member’s contributions to be invested in such Investment Fund received by the Trustee/Recordkeeper since the last crediting of Units of such Investment Fund and Income thereon.

Article 6	Member’s Account

ARTICLE 7 INVESTMENTS

7.1 Investment Funds

There shall be Investment Funds available for the investment of contributions to the Plan as set forth in Schedule B to the Plan, which is attached hereto and incorporated herein by reference. A Member may elect to have amounts credited to his Account invested in the Investment Funds in increments of 10%, in such a manner that the combination of the percentage for each Investment Fund equals 100%. A Member shall not be required to invest each type of contribution in the same Investment Funds.

7.2 Election and Change of Investment Funds

Investment elections shall remain in effect until changed by the Member with respect to future contributions to his Account, as described below. A Member may make separate investment elections with respect to his After-Tax Contributions, Before-Tax Contributions and Rollover Contributions. Separate subaccounts shall be established by the Trustee for each type of investment elections in the Member’s Account. The Member may change his investment election by contacting the Trustee/Recordkeeper on any business day, which shall be effective as of the date received by the Trustee/Recordkeeper, provided such instructions are received prior to 4:00 P.M. Eastern Time. Instructions received by the Trustee/Recordkeeper after 4:00 P.M. Eastern Time shall be effective on the following business day.

7.3 Transfer of Existing Account

Any Member may elect, as described below, to transfer all or a portion of his Account to any of the Investment Funds to another Investment Fund available under the Plan by

Article 7	Inverstments

contacting the Trustee/Recordkeeper on any business day. Such transfer shall be in specific dollar amounts or in whole percentages. Such a transfer shall be subject to any transfer restrictions imposed by the Investment Fund’s management as set forth in a prospectus with respect to that Investment Fund. The Plan Administrator may issue rules for such changes in investment elections, including rules with respect to the time, manner and form in which such changes are made. The minimum amount that may be transferred into or out of an Investment Fund shall be $250. Notwithstanding the foregoing, if the Account balance of a Member is less than $250, the minimum amount that may be transferred shall be his entire Account balance. Any instructions received by the Trustee/Recordkeeper from a Member prior to 4:00 P.M. Eastern Time on a business day shall be effective as of that day. Any instructions received by the Trustee/Recordkeeper from a Member after 4:00 P.M. Eastern Time shall be effective on the following business day.

7.4 Investment of Income

Income received from investments in the Investment Funds in the Account of a Member shall be reinvested in the Investment Fund from which it is derived.

7.5 Investments in Investment Funds

Contributions made by a Member and Income attributable to such contributions shall be invested as soon as practicable after receipt by the Trustee/Recordkeeper. The Trustee shall invest Member contributions in Investment Funds in accordance with directions received from the Member within the Investment Funds described in Section 6.1 of the Plan.

Article 7	Investments

ARTICLE 8 DISTRIBUTIONS

8.1 Distribution Upon Severance From Employment

Upon incurring a Severance From Employment, if the value of a Member’s vested Account exceeds $1,000, his Account shall not distributed without his consent before his Normal Retirement Date. If a Member incurs a Severance From Employment on or after his Normal Retirement Date, the Member’s Accounts shall be distributed to him in a lump-sum payment in cash, unless he elects, pursuant to Section 8.6 of the Plan, to receive the portion of his Account invested in the Wyeth Common Stock Fund, if any, in Wyeth Common Stock.

8.2 Form of Payment

A Member’s Account shall be distributed in cash, unless he elects, pursuant to Section 8.6 of the Plan, to receive the portion of his Account invested in the Wyeth Common Stock Fund, if any, in Wyeth Common Stock distribution. If a Member’s Account exceeds $1,000, he may elect to have his Account distributed in one of the following forms of payment in accordance with the procedures established by the Plan Administrator:

(a)	Lump-sum payment.

(b)	Monthly payments over a period of 60, 120, 180, 240, 300 or 360 months commencing on the first day of the month immediately following the month in which the Member incurred a Severance from Employment or on such later date (subject to Section 8.8 of the Plan) as the Member shall elect. The amount of such monthly payments shall be as determined by the Plan Administrator in accordance with the value of the Member’s Account. In the event of the death of the Member prior to the commencement of monthly payments or prior to the payment of the last monthly payment, such monthly payments shall be made, or continued to be made, to the Member’s Beneficiary.

(c)	The provisions of this Section 8.2(c) of the Plan shall only apply to Members who were Members in the Plan on or prior to January 1, 1996. Monthly payments for the life of the Member commencing on the first day of the month immediately following the month in which the Member incurred a Severance from Employment or on such later date (subject to Section 8.8 of the Plan) as the Member shall elect. Upon the Member’s death, his surviving Spouse, if any, shall receive monthly payments equal to 50% of the monthly payment that the Member was receiving prior to his death.

Article 8	Distributions

8.3 Distributions in the Event of Death

After the death of a Member, the Trustee, pursuant to directions from the Plan Administrator, shall make a lump-sum payment of the entire value of the deceased Member’s Account to the Member’s surviving Spouse or other designated Beneficiary. The benefit payable under this Section 8.3 of the Plan shall be distributed to the Member’s designated Beneficiary no later than one year after the Member’s death, but if the designated Beneficiary is the Member’s surviving Spouse, his Account shall be distributed no later than the date on which the Member would have attained age 70 1/2 if he had lived. If the Member has no designated Beneficiary or surviving Spouse, the Member’s Account shall be distributed within five years after the Member’s death as provided in Section 8.4 of the Plan.

8.4 Designation of Beneficiary

A Member shall designate a Beneficiary or Beneficiaries to receive his Account in the event of his death. If the Member is married at the time of a designation of a Beneficiary, his Spouse must consent in writing to a designation of another person as his Beneficiary on a form provided by the Plan Administrator. The consent must acknowledge the effect of such election and the consent must be witnessed by a notary public. If a Member does not have a Spouse, his Beneficiary designation may be changed at any time and shall cease to be effective if he thereafter becomes married. To be effective, the original designation of the Beneficiary and any subsequent change must be in writing on the form provided for that purpose by the Plan Administrator and on file with the Plan Administrator at the date of death of the Member. The Plan Administrator shall not recognize any Beneficiary designation or change in a Beneficiary designation unless the designation or change is in writing and on file with the Plan Administrator on the date of the Member’s death.

Article 8	Distributions

8.4 Failure to Designate a Beneficiary

In the event that a Member has no surviving Spouse at the time of his death, there is no valid Beneficiary designation on file with the Plan Administrator or his designated Beneficiary predeceases him, the Member’s Account shall be paid in the following order of priority:

(a)	First, to the Member’s surviving children (if any), in equal shares;

(b)	Second, if there are no surviving children, to the Member’s surviving parents, if any, in equal shares; and

(c)	Finally, if there are no surviving parents, to the legal representatives of the Member’s estate.

8.5 Cash-Out

If a Member incurs a Severance From Employment, the vested portion of his Account shall be distributed to him if the value of his vested Account does not exceed $1,000.

8.6 Election of Wyeth Common Stock; Converting Common Stock to Cash

If prior to the date of distribution, in accordance with rules prescribed by the Plan Administrator, the Member or other Distributee elects to receive the Wyeth Common Stock Fund portion of his Account in Common Stock, he shall receive the number of shares of Common Stock in such Account. Otherwise, all distributions shall be in cash. Common Stock converted into cash shall be valued as the Valuation Date set forth in Section 6.3 of the Plan. Distribution shall be made as soon thereafter as is practicable in accordance with rules prescribed by the Plan Administrator.

Article 8	Distributions

8.7 Commencement of Benefits

In general, distribution of a Member’s Account shall begin not later than the sixtieth day after the later of the close of the Plan Year in which:

(a)	Such Member attains age 60; or

(b)	Such Member’s tenth anniversary of participation in the Plan; or

(c)	Such Member’s Severance from Employment occurs.

8.8 Required Minimum Distributions

(a)	Time and Manner of Distribution.

(i)	Required Beginning Date. The Member’s entire interest shall be distributed, or begin to be distributed, to the Member no later than the Member’s Required Beginning Date.

(ii)	Death of a Member Before Distributions Begin. If the Member dies before distributions begin, the Member’s entire interest shall be distributed, or begin to be distributed, no later than as follows:

(1)

If the Member’s surviving Spouse is the Member’s sole Designated Beneficiary, then distributions to the surviving Spouse shall begin by December 31 of the calendar year immediately following the calendar year in which the Member died, or by December 31 of the calendar year in which the Member would have attained age 70 1/2, if later.

(2)	If the Member’s surviving Spouse is not the Member’s sole Designated Beneficiary, then distributions to the Designated Beneficiary shall begin by December 31 of the calendar year immediately following the calendar year in which the Member died.

(3)	If there is no Designated Beneficiary as of September 30 of the year following the year of the Member’s death, the Member’s entire interest shall be distributed by December 31 of the calendar year containing the fifth anniversary of the Member’s death.

(4)

If the Member’s surviving Spouse is the Member’s sole Designated Beneficiary and the surviving Spouse dies after the Member but before distributions to the surviving Spouse begin, this subsection (a)(ii), other than subsection (a)(ii)(1), shall apply as if the surviving Spouse were the Member.

Article 8	Distributions

For purposes of this subsection (a)(ii) and subsection (iii), unless subsection (a)(ii)(4) applies, distributions are considered to begin on the Member’s Required Beginning Date. If subsection (a)(ii)(4), distributions are considered to begin on the date distributions are required to begin to the surviving Spouse under (a)(ii)(1). If distributions under an annuity purchased from an insurance company irrevocably commence to the Member before the Member’s Required Beginning Date (or to the Member’s surviving Spouse before the date distributions are required to begin to the surviving Spouse under subsection (a)(ii)(1), the date distributions are considered to begin is the date distributions actually commence.

(iii)	Form of Distribution. Unless the Member’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions shall be made in accordance with subsections (b) and (c). If the Member’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder shall be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury Regulations thereunder.

(b)	Required Minimum Distributions During Member’s Lifetime.

(i)	Amount of Required Minimum Distributions For Each Distribution Calendar Year. During the Member’s lifetime, the minimum amount that shall be distributed for each Distribution Calendar Year is the lesser of:

(1)	The quotient obtained by dividing the Member’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9, using the Member’s age as of the Member’s birthday in the Distribution Calendar Year; or

(2)	If the Member’s sole Designated Beneficiary for the Distribution Calendar Year is the Member’s Spouse, the quotient obtained by dividing the Member’s Account Balance by the number in the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9, using the Member’s and the Spouse’s attained ages as of the Member’s and Spouse’s birthdays in the Distribution Calendar Year.

(ii)	Lifetime Required Minimum Distributions Continue Through Year of Member’s Death. Required minimum distributions shall be determined under this subsection (b) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Member’s date of death.

Article 8	Distributions

(c)	Required Minimum Distributions After Member’s Death.

(i)	Death On or After Date Distributions Begin.

(1)	Member Survived by Designated Beneficiary. If the Member dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that shall be distributed for each Distribution Calendar Year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account Balance by the longer of the remaining life expectancy of the Member or the remaining life expectancy of the Member’s Designated Beneficiary, determined as follows:

(A)	The Member’s remaining life expectancy is calculated using the age of the Member in the year of death, reduced by one for each subsequent year.

(B)	If the Member’s surviving Spouse is the Member’s sole Designated Beneficiary, the remaining life expectancy of the surviving Spouse is calculated for each Distribution Calendar Year after the year of the Member’s death using the surviving Spouse’s age as of the Spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving Spouse’s death, the remaining life expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.

(C)	If the Member’s surviving Spouse is not the Member’s sole Designated Beneficiary, the Designated Beneficiary’s remaining life expectancy is calculated using the age of the Designated Beneficiary in the year following the year of the Member’s death, reduced by one for each subsequent calendar year.

(2)

No Designated Beneficiary. If the Member dies on or after the date distributions begin and there is no Designated Beneficiary as of the September 30 of the year after the year of the Member’s death, the minimum amount that shall be distributed for each Distribution Calendar Year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account Balance by the (A) The Member’s remaining life expectancy is calculated using the age of the Member in the year of death, reduced by one for each subsequent year.

Article 8	Distributions

(ii)	Death Before Date Distributions Begin.

(1)	Member Survived by Designated Beneficiary. If the Member dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that shall be distributed for each Distribution Calendar Year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account Balance by the remaining life expectancy of the Member’s Designated Beneficiary, determined as provided in subsection (c)(i).

(2)	No Designated Beneficiary. If the Member dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Member’s death, distribution of the Member’s entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the Member’s death.

(3)	Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required To Begin. If the Member dies before the date distributions begin, the Member’ surviving Spouse is the Member’s sole Designated Beneficiary, and the surviving Spouse dies before distributions are required to begin to the surviving Spouse under subsection (a)(ii)(1), this subsection (c)(ii) shall apply as if the surviving Spouse were the Member.

(d)	Definitions.

(i)	Designated Beneficiary. The individual who is designated as the Beneficiary under Section 8.4 of the Plan and is the Designated Beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury Regulations.

(ii)

Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Member’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Member’s Required Beginning Date. For distributions beginning after the Member’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin pursuant to subsection (a)(ii). The required minimum distribution for the Member’s first Distribution Calendar Year shall be made on or before the Member’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Member’s Required Beginning Date occurs, shall be made on or before December 31 of that Distribution Calendar Year.

Article 8	Distributions

(iii)	Life Expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.

(iv)	Member’s Account Balance. The Account Balance as of the last valuation in the calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or Forfeitures allocated to the Account Balance as of the date in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Member’s Account Balance in the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(v)

Required Beginning Date. With respect to a Member who is not a five percent (5%) owner of an Employer, Required Beginning Date means April 1 of the calendar year following the later to occur of the calendar year in which the Member attains age 70 1/2 of the calendar year in which the Member retires. With respect to a Member who is a 5% owner, Required Beginning Date means April 1 of the calendar year following the calendar year in which he attains age 70 1/2.

(e)	TEFRA Section 242(b)(2) Elections. Notwithstanding the foregoing, distributions may be made under a designation made before January 1, 1984 in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (“TEFRA”) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

8.9 Withholding Tax on Distributions

Distributions under the Plan shall be subject to tax withholding under all applicable tax laws.

8.10 Plan to Plan Transfers

The Plan Administrator may exercise its discretion from time to time to authorize the transfer of account balances for one or more Members of such Member’s Accounts to another plan in which such Member also participates if such other plan also qualifies when applicable, under Section 401(a) and Section 401(k) of the Code, provided that the Plan Administrator is satisfied that such other plan shall accept the transfer of such account balances and that such plan to plan transfer is otherwise in accordance with the applicable qualification requirements of the Code.

Article 8	Distributions

8.11 Rollover of Eligible Rollover Distributions From the Plan

(a)	Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section 8.11 of the Plan, as Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. However, notwithstanding the above, the Plan Administrator may adopt

(b)	If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

(i)	The Plan Administrator clearly informs the Member that the Member has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution, and

(ii)	That the Member, after receiving the notice, affirmatively elects a distribution.

Article 8	Distributions

ARTICLE 9 WITHDRAWALS

9.1 Frequency of Withdrawals

No Member while an Employee may take a withdrawal from his Account under this Article Nine of the Plan more frequently than once in any calendar quarter.

9.2 Hardship Withdrawals

A Member can withdraw amounts from his Before-Tax Contributions Account (except Income attributable to the Before-Tax Contributions Account earned after January 1, 1989), Rollover Account and Matching Contributions Account on account of a hardship. The minimum amount of a hardship withdrawal shall be $500. For the withdrawal to constitute a hardship, the withdrawal (1) must be made on account of an immediate and heavy financial need of the Member, and (2) must be necessary to satisfy that need. The determination of whether a Member has an immediate and heavy financial need is to be made by the Plan Administrator on the basis of all relevant facts and circumstances. A financial need shall not fail to qualify as immediate and heavy merely because such need was reasonably foreseeable or voluntarily incurred by the Member. The following types of expenses shall be deemed to constitute an immediate and heavy financial need for purposes of this Section 9.2 of the Plan:

(a)	Medical expenses (described in Section 213(d) of the Code) incurred by the Member or his Spouse or dependents (as defined in Section 152 of the Code);

(b)	Purchase (excluding mortgage payments) of a principal residence for the Member;

(c)	Payment of tuition and related educational fees for the next 12 months of post-secondary education for the Member, his Spouse, children or dependants;

(d)	To prevent the eviction of the Member from his principal residence or foreclosure on the mortgage of the Member’s principal residence;

Article 9	Withdrawals

The requirement that a hardship withdrawal must be necessary to satisfy an immediate and heavy financial need shall be met if the funds cannot be obtained from other resources reasonably available to the Member and the amount distributed does not exceed the amount required to relieve the financial need. Before a Member can make a hardship withdrawal, he must first withdraw all amounts in his After-Tax Contributions Account available for withdrawal, and take out a loan on amounts in his Account, if available. To the extent that a Member cannot access funds necessary to meet his immediate and heavy financial need by a loan from his Plan Accounts or by a withdrawal of available amounts in his After-Tax Contributions Account, the Member must represent to the Plan Administrator that the required funds cannot be obtained:

(a)	Through reimbursement or compensation by insurance;

(b)	By reasonable liquidation of the Member’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need; for this purpose, the Member’s assets shall be deemed to include those assets of the Member’s Spouse and minor children that are reasonably available to the Member;

(c)	By discontinuing his Before-Tax Contributions and After-Tax Contributions to the Plan; or

(d)	By borrowing from plans maintained by any other employer or by borrowing from commercial sources on reasonable commercial terms.

The decision of the Plan Administrator will be final in determining the existence of a hardship and the amount which may be withdrawn. The Plan Administrator shall make such hardship determinations on a uniform and non-discriminatory basis.

After receipt by a Member of a hardship withdrawal, the Member’s right to make After-Tax Contributions and Before-Tax Contributions (including Catch-Up Contributions) to the Plan and contributions to all plans maintained by an Employer shall be suspended for six (6) months.

Article 9	Withdrawals

9.3 Withdrawals of After-Tax Contributions

A Member may withdraw amounts in his After-Tax Contributions Account once per calendar quarter, for any reason, in accordance with the following requirements:

(a)	Such withdrawal request shall be made pursuant to instructions transmitted by either telephonic or electronic means from the Member to the Trustee/Recordkeeper; pursuant to rules established by the Plan Administrator;

(b)	A Member may make withdrawals of After-Tax Contributions once per calendar quarter, provided, however, that each withdrawal must be made in a minimum amount of at least $500 (or, if his After-Tax Contributions Account is less than $500, has entire After-Tax Contributions Account);

(c)	All withdrawals shall be made from the Investment Funds in a Member’s After-Tax Contributions Account as specified by the Member in instructions sent in accordance with subsection (a) above. If the Member fails to provide such instructions, such withdrawals shall be charged proportionately to the Member’s Investment Funds in his After-Tax Contributions Account as of the most recent Valuation Date; and

(d)	All withdrawals of amounts in the After-Tax Contributions Account shall be made in either cash or Wyeth Common Stock, if applicable, as elected by the Member in accordance with subsection (a) above. If the Member fails to provide such instructions, such withdrawals shall be in cash. Conversion of Wyeth Common Stock to cash shall be done as soon as practicable after the receipt of instructions from the Member.

9.4 Age 59 1/2 Withdrawal

Notwithstanding the provisions of Section 9.2 of the Plan, a Member who has attained age 59 1/2 may make a withdrawal from his Before-Tax Contributions Account, Rollover Account, and Matching Contributions Account for any reason without having to demonstrate financial necessity. Such withdrawal shall be made in accordance with instructions sent by the Member to the Trustee/Recordkeeper in such manner as prescribed by the Plan Administrator.

9.5 Effective Date

Each withdrawal shall be effective as of the business day on which the Trustee/Recordkeeper receives properly authorized instructions to make such withdrawals from

Article 9	Withdrawals

the Plan Administrator, provided such instructions are received by the Trustee/Recordkeeper prior to 4:00 P.M. Eastern Time. If properly authorized instructions are not received by the Trustee/Recordkeeper by 4:00 P.M. Eastern Time, the withdrawal shall be effective as of the next business day. The value of the Member’s Account shall be calculated as of such Valuation Date. The amounts to which the Member is entitled shall be distributed to the Member as soon as practicable after the effective date of the withdrawal.

9.6 Withdrawals in Company Stock

To the extent that any withdrawal pursuant to this Article Nine of the Plan consists of Units in the Wyeth Common Stock Fund, such withdrawal may be made, at the election of the Member, in shares of Company Stock (to the extent of whole shares) and in cash as to any fractional shares, all as determined as provided in Section 8.6 of

9.5 Effective Date

Each withdrawal shall be effective as of the business day on which the Trustee/Recordkeeper receives properly authorized instructions to make such withdrawals from the Plan Administrator, provided such instructions are received by the Trustee/Recordkeeper prior to 4:00 P.M. Eastern Time. If properly authorized instructions are not received by the Trustee/Recordkeeper by 4:00 P.M. Eastern Time, the withdrawal shall be effective as of the next business day. The value of the Member’s Account shall be calculated as of such Valuation Date. The amounts to which the Member is entitled shall be distributed to the Member as soon as practicable after the effective date of the withdrawal.

9.6 Withdrawals in Company Stock

To the extent that any withdrawal pursuant to this Article Nine of the Plan consists of Units in the Wyeth Common Stock Fund, such withdrawal may be made, at the election of the Member, in shares of Company Stock (to the extent of whole shares) and in cash as to any fractional shares, all as determined as provided in Section 8.6 of the Plan.

Article 9	Withdrawals

ARTICLE 10 LOANS

10.1 Eligibility and Loan Amount

A Member may apply for a loan at any time in accordance with the terms prescribed by the Plan Administrator, which shall consistent with the requirements of Section 72(p), 401(k) and 4975(d)(1) of the Code. The following provisions shall apply with respect to Member loans:

(a)	The minimum loan amount shall be $1,000. The aggregate amount of all such loans to a Member from this Plan shall not, at the time any such loan is made, exceed the lesser of (i) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans from the Plan during the one (1) year period ending on the day before the date on which such loan was made, over the outstanding balance of loans from the Plan on the date on which such loan was made, or (ii) fifty percent (50%) of the vested portion of the Member’s account balance at the time of the making of such loan. For purposes of this limitation, all loans from all qualified plans maintained by an Employer or by any entity which is required to be aggregated with an Employer pursuant to Sections 414(b), (c), (m) or (o) must be aggregated.

(b)	A Member must apply for a loan in accordance with procedures prescribed by the Plan Administrator. A Member who has applied for a home purchase/construction loan shall be required to submit an application form and executed copy of a purchase or construction agreement and a written statement certifying that the home shall be used as the Member’s primary residence.

(c)	For purposes of Section 10.1(a) of the Plan, a Member’s account balance shall be valued as of a Valuation Date immediately prior to receipt of the Member’s loan application. Issuance of the loan shall be as soon as administratively possible in the month in which a loan application is approved.

(d)	The maximum number of loans from the Plan which a Member may have outstanding at the same time is one.

(e)	Any loan, by its terms, must be required to be repaid within a whole year term from 1 to 5 years, unless the loan is used to acquire or construct any dwelling to be used (within a reasonable time after the loan is made) as the principal residence of the Member, in which case the whole year term can be from 1 to 15 years.

(f)

The amount of the loan (principal plus interest) must be repaid through periodic payroll deductions in accordance with the Member’s payroll frequency. The amount of each periodic payroll deduction shall be based on the Member’s payroll frequency, the amount of the loan and the term of the loan. The loan shall be

Article 10	Lonas

amortized in substantially level payments over the term of the loan. All amounts of loan repayments by the Member shall be deposited into the Investment Funds elected by the Member in accordance with Section 7.1 of the Plan in effect at the time the repayments are made. Repayments shall begin with the first paycheck received in the month following the date the loan check is received by the Member or as soon as administratively practicable thereafter. Repayments shall be deposited into the Member’s Account in the following order to the extent that loan funds were borrowed from the such subaccounts: (i) After-Tax Contributions Account; (ii) the portion of his Rollover account attributable to after-tax contributions; (iii) Matching Contributions Account, (iv) Before-Tax Contributions Account; and (v) the portion of his Rollover account attributable to before-tax contributions.

(g)	Upon a Severance From Employment or death, a Member’s loan is due and payable. In the event that a Member or his Beneficiary (in the case of the death of the Member) does not repay the loan in full, his Account shall be offset by the amount of the outstanding loan and the amount of the outstanding loan shall be treated as taxable income to the Member.

(h)	The loan funds shall be charged against each of the Member’s Investment Funds in the Member’s Account pursuant to the Member’s instructions in such manner as prescribed by the Plan Administrator. If instructions are not provided by a Member, the loan funds shall be charged ratably against each of the Member’s Investment Funds within his Account.

(i)	Loan funds shall be deducted from the Member’s Account in the following order: (i) the portion of his Rollover Account attributable to before-tax contributions; (ii) Before-Tax Contributions Account (excluding Catch-Up Contributions); (iii) Catch-Up Contributions; (iv) Matching Contributions Account; (v) the portion of his Rollover Account attributable to after-tax contributions; and (vi) After-Tax Contributions Account.

(j)	The Plan Administrator shall determine the interest rate for loans. The interest rate to be charged on a loan for the length of its term will be fixed and provide a return commensurate with the interest rates charged by institutions in the business of lending money for loans which would be made under similar circumstances, or such other rate as permitted by government regulations or releases. The interest rate in effect at the time a loan is approved shall be the fixed rate of interest charged on such loan over its entire term. Interest on a loan shall be calculated on the basis of actual days elapsed and a year of 365 days. Interest shall accrue from the date the loan amount is disbursed to a Member.

(k)	A Member may pay a loan in full after he has made six months of repayments. Notwithstanding the foregoing, a Member shall not be permitted to pay a loan in full for three months after taking another loan from the Plan. Partial prepayments are not permitted.

Article 10	Loans

(l)	The loan shall be declared in default if the Member rescinds his payroll authorization deduction. If the amount of the missed repayments (principle and interest) loan is not repaid in by the end of the quarter following the quarter in which the repayment was due, the outstanding amount of the loan shall be treated as a deemed distribution (except for a Member who is on Military Leave).

(m)	If a Member is on an approved unpaid leave of absence at a rate of pay (after applicable employment tax withholdings) that is less than the amount of the installment payments required under the terms of the loan, repayments shall be suspended until the earlier of (i) the end of the twelve-month period beginning on the date that the Member commences his leave of absence, or (ii) his return to work. If the term of the loan expires during the suspension period, the loan shall become immediately due and payable even if the twelve-month suspension period has not expired. If the Member is still on a leave of absence following the expiration of the twelve-month suspension period, the loan shall become immediately due and payable. Upon the Member’s return to employment with an Employer prior to the expiration of the term of the loan and the expiration of the twelve-month period, the Member shall repay to the Plan the amount of all missed loan repayments (and interest) that occurred during his leave of absence. If such Member does not repay the amount of all missed loan repayments (and interest) upon a return to employment, his loan shall be declared in default.

(n)	A Member who applies for a loan under this Article Ten of the Plan shall be charged a loan application fee for each loan and an annual loan maintenance fee for each loan in an amount as determined periodically by the Plan Administrator.

(o)	The loan program under the Plan shall be administered by the Plan Administrator in a uniform and nondiscriminatory manner.

The Plan Administrator shall have sole discretion (i) to determine which Members are entitled to receive a loan, (ii) to determine under what conditions a loan shall be granted, (iii) to determine what the terms of the loan, promissory note and security agreement are, (iv) to determine when a loan is in default and what course of action to take, and (v) to determine other questions which arise under this Article Ten of the Plan, provided that such discretion shall be exercised in accordance with the requirements of law and this Article Ten of the Plan.

Article 10	Loans

ARTICLE 11 LIMITATIONS ON ANNUAL ADDITIONS

11.1 Basic Limitation

Except to the extent permitted under Section 4.4 of the Plan and Section 414(v) of the Code, the maximum aggregate Annual Addition that may be contributed or allocated to a Member’s Account for any Limitation Year shall not exceed the lesser of:

(a)	$40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code; or

(b)	One hundred percent (100%) of the Member’s Compensation within the meaning of Section 415(c)(3) of the Code for the Limitation Year.

The compensation limit referred to in subsection (b) above shall not apply to any contributions for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code), if applicable, which is otherwise treated as an Annual Addition.

For purposes of this Article Eleven of the Plan, the term “Annual Addition” shall mean the sum for any Limitation Year of the following amounts:

(i)	Before-Tax Contributions;

(ii)	Matching Contributions;

(iii)	After-Tax Contributions; and

(iv)	Forfeitures allocated to the Member’s Account.

For purposes of this Article Eleven of the Plan, the term “Limitation Year” means the calendar year.

11.2 Treatment of Similar Plans

The limitations described in this Article Eleven of the Plan with respect to any Member who at any time has participated in any other defined contribution plan which is qualified

Article 11	Limitations on Annual Additions

under Section 401(a) of the Code, or in more than one qualified defined benefit plan, maintained by an Employer or by a corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) (determined without regard to Section 1563(a)(4) and (e)(3)(C), and Section 415(h) of the Code) of which an Employer is a member shall apply as if the total benefits payable under all such defined benefit plans in which the Member has been a member were payable from one plan, and as if the total Annual Additions made to all defined contribution plans in which the Member has been a member were made to one plan. For purposes of this Article Eleven, the term “Employer” includes any corporation which is a member of a controlled group, as described herein.

11.3 Preclusion of Excess Annual Additions

The Plan Administrator shall maintain records showing for each month during the Limitation Year contributions credited to a Member’s Account. If the Plan Administrator determines at any time that no additional contributions may be credited to a Member’s Account during a Plan Year without exceeding the limitations prescribed in this Article Eleven of the Plan for the Plan Year, then no further contributions shall be made or credited to the Member’s Account during the year. If a portion, but not all, of the contributions which are scheduled to be made and credited to the Member’s Account during the Plan Year or the remainder of the Plan Year may be made and credited without exceeding the limitations prescribed hereunder, the Member’s contributions shall be reduced to such amount which shall cause the limitations to be met.

11.4 Disposal of Excess Annual Additions

In the event that the limitations with respect to Annual Additions are exceeded with respect to any Member, and such excess arises as a consequence of a reasonable error in estimating the Member’s Compensation, such excess shall be disposed of by returning to the Member

Article 11	Limitations on Annual Additions

Contributions to his Accounts if any, for the year in which the excess arose, and the earnings thereon, but only to the extent necessary to cause the Annual Additions to the Member’s Account to equal, but not exceed, the limitations prescribed hereunder. In the event that after such contributions and earnings are returned there remains an excess, such excess shall be held in a suspense account and reallocated among the Accounts of all Members in the Limitation Year succeeding the year in which the excess arose.

Article 11	Limitations on Annual Additions

ARTICLE 12 ADMINISTRATION

12.1 Savings Plan Committee

The Committee shall be appointed by the Board of Directors of the Company. The Plan shall be administered by the Committee. No member of the Committee shall receive any compensation from the Trust Fund for his service thereon. The Committee shall be the “Plan Administrator” of the Plan for purposes of Section 3(16)(A) of ERISA and the “Named Fiduciary” of the Plan pursuant to Section 402(a) of ERISA; provided however that the selection of the Investment Funds shall be approved by both the Plan Administrator and the Wyeth Retirement Committee. The Plan Administrator may delegate various duties and responsibilities to one or more employees or agents as set forth herein. In carrying out their respective responsibilities under the Plan, the Plan Administrator shall have the discretionary authority to interpret the terms of the Plan, to make findings of fact and to determine eligibility for an entitlement to Plan benefits in accordance with the terms of the Plan and to determine all questions that may arise under the Plan. Any interpretation or determination made pursuant to such discretionary authority shall be given full force and effect, unless it can be shown that the interpretation or determination was arbitrary and capricious and shall be final and binding on an Employer, the Trustees, Members, Beneficiaries, alternate payees and others.

12.2 Power and Duties of the Plan Administrator

(a)	The Plan Administrator shall have the following powers, responsibilities and duties and may delegate such duties and responsibilities to one or more Employees or persons:

(i)	To establish and enforce such rules, regulations and procedures as it shall deem necessary or proper for the efficient administration of the Plan;

Article 12	Administration

(ii)	To construe in its sole discretion all terms, provisions and limitations of the Plan, its interpretation thereof in good faith to be final and conclusive on all parties;

(iii)	To decide all questions of fact concerning the Plan and the eligibility of any Employee to participate in the Plan;

(iv)	To compute the amount of benefits which shall be payable to any Member or Beneficiary, in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits shall be paid;

(v)	To authorize the payment of benefits;

(vi)	To prepare and distribute communications to Members their Beneficiaries, and Spouses,

(vii)	To maintain compensation and employment records or appoint a person or organization to do so;

(viii)	To prepare such reports and applications as may be required by governmental agencies;

(ix)	To calculate service, compensation, and benefits of Members;

(x)	To conduct orientation of new Members, advising Members, and their Beneficiaries and Spouses, of their rights and options under the Plan and monitoring completion of application, election and benefit forms by Members and their Beneficiaries and Spouses;

(xi)	To monitor the collection of contributions and proper application of the contributions to effectuate the purposes of the Plan;

(xii)	To prepare reports concerning benefits;

(xiii)	To handle the processing of claims including decisions on the right of a Member or Beneficiary to benefits under the Plan;

(xiv)	To review and recommend changes in the Investment Funds offered under the Plan to the Wyeth Retirement Committee;

(xv)	Change the number of loans available to Members under the Plan; and

(xvi)	Any other responsibilities which the Plan Administrator determines are administrative or ministerial in nature and are designed to implement a policy, interpretation, system, practice or procedure established by the Plan Administrator.

Article 12	Administration

If any duties or responsibilities are delegated to any Employee pursuant to this Section 12.3 of the Plan, the Plan Administrator shall periodically review the performance of such Employee. Depending upon the circumstances, this requirement may be satisfied by a formal review by the Plan Administrator at such time or times as the Plan Administrator in its discretion may determine, through day-to-day contact and evaluation or in any other manner determined to be appropriate by the Plan Administrator.

(b)	In the exercise of all of its functions, the Plan Administrator shall act in an uniform and nondiscriminatory manner and the Plan Administrator may, from time to time prescribe and modify uniform rules of interpretation and administration.

(c)	Meetings of the Plan Administrator. The Plan Administrator shall hold meeting upon such notice and at such time and place as it may from time to time determine. Notice to a member shall not be required if waived by that member. A majority of the members of the Plan Administrator shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Plan Administrator at any meeting where a quorum is present shall be by a vote of a majority of its members present at such meeting and entitled to vote. The decision of the Plan Administrator may be made by a majority of the members and executed by signature of any two members.

12.3 Claims Procedure

The Plan Administrator or its delegate shall provide adequate notice in writing to any Member or to any Beneficiary (“Claimant”) whose claim for benefits under the Plan has been denied within 90 days after the claim was received. The notice to the Claimant shall set forth:

(a)	The specific reason for the denial;

(b)	Specific references to pertinent Plan provisions on which the denial was based;

(c)	A description of any additional material and information that is needed to perfect the claim; and

(d)	Advise the claimant that any appeal he wishes to make of the adverse determination must be in writing to the Plan Administrator within sixty (60) days after receipt of the Plan Administrator’s notice of denial of benefits. The Plan Administrator’s notice must further advise the Claimant that his failure to appeal the action to the Plan Administrator in writing within the sixty (60) day period shall render the Plan Administrator’s determination final, binding and conclusive; and

(e)	A statement that the Claimant has the right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

Article 12	Administration

Such notice shall be forwarded to the Claimant within 90 days of receipt of the claim; provided, however, that in special circumstances the Plan Administrator or its delegate may extend the response period for up to an additional 90 days, in which event it shall notify the Claimant in writing of the extension, and shall specify the reason(s) for the extension.

If the Claimant should file an appeal with the Plan Administrator, or its delegate, he, or his duly authorized representative, may submit, in writing, whatever issues and comments he or his duly authorized representative feels are pertinent. The Claimant, or his duly authorized representative, may review pertinent Plan documents. The Plan Administrator shall reexamine all facts to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator shall advise the Claimant of its decision within sixty (60) days of receipt of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the sixty (60) day limit unfeasible, but in no event shall the Plan Administrator render a decision respecting a denial for a claim for benefits later than one hundred twenty (120) days after its receipt of a request for review.

The Claimant shall be given written notice of the decision resulting from such review, which shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, specific reference to the pertinent Plan provisions on which the decision is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies, of, all documents, records and other information relevant to the Claimant’s claim for benefits, and a statement that the Claimant has a right to bring a civil action under Section 502(a) of ERISA.

After a Participant has exhausted his final appeal as set forth above, such Participant shall have a period of 36 months from the date the Plan Administrator denies his appeal of denied claim for benefits under this Section 12.3 of the Plan to bring an action or file a case in court.

Article 12	Administration

12.4 Records Management

The Plan Administrator shall designate in its sole discretion a firm, an organization or Employee(s) to maintain the required records and reports of the Plan. Except as otherwise stated in this Plan, the Company shall pay all associated expenses of such firm or organization.

12.5 Reliance

In carrying out the powers under this Article Twelve of the Plan, the Plan Administrator will be entitled to rely conclusively upon all information, tables, valuations, certificates, opinions and reports which will be furnished by any ant, counsel, advisor, Employee or Beneficiary.

12.6 Forfeited Benefits

If a check issued to a Member as a payment of benefits from the Plan is not cashed within 24 months after it is received by the Member, the amount of such benefits shall be forfeited to the Plan provided, however, if the Member should subsequently return and file a claim for the amount of the forfeited check, such amount shall be paid to the Member.

Article 12	Administration

ARTICLE 13 TRUST

13.1 Trust Fund

(a)	A Trust Fund has been established into which are paid the contributions to the Members Accounts which shall be held in separate subaccounts. At no time prior to the satisfaction of all liabilities under this Plan with respect to Members, former Members, Beneficiaries of Members and alternate payees, shall any part of the corpus or income of the Trust Fund be used for or diverted to any purpose other than for their exclusive benefit, except as stated in Article Seventeen of the Plan. No person shall have any financial interest in or right to the Trust Fund or any part thereof, except as expressly provided for in this Plan and a Member’s, Beneficiary’s or alternate payees Account may not be assigned or alienated by act of the Member or by operation of law, except as provided in Article Seventeen of the Plan.

(b)	Each Member, Beneficiary, Former Member, alternate payees or other person who shall claim the right to any payment under the Plan shall be entitled to look only to the Trust Fund for such payment. No liability for the payment of benefits under the Plan shall be imposed upon the Company, an Affiliate, the Plan Administrator, the Wyeth Retirement Committee or the officers, directors, or stockholders of any such entity.

13.2 Administrative Expenses

The reasonable expenses of administering the Plan, as determined by the Plan Administrator, shall be payable from the Trust, except to the extent that an Employer, in its discretion, pays the expenses directly.

Article 13	Trust

ARTICLE 14 VOTING OF COMPANY STOCK

The Trustee itself or by its nominee, shall vote shares of Company Stock attributable to Units of the Wyeth Common Stock Fund in the Account of Members as follows:

14.1 Notice

The Company shall notify the Member of the date and purposes of each meeting of stockholders of the Company at which holders of shares of Company Stock shall be entitled to vote in the same manner as such holders are notified, and the Member shall instruct the Trustee as to the voting at such meetings of shares of Company Stock attributable to the Units of the Wyeth Common Stock Fund in the Account of such Member.

14.2 Vote

The Trustee, itself or by proxy, shall vote shares of Company Stock in such Account of the Member in accordance with written instruction of the Member.

14.3 No Direction

If, within five business days prior to such meeting of stockholders, the Trustee shall not have received instructions from the Members in respect of any shares of Company Stock in the Accounts of the Members, the Trustee may vote such shares at such meeting in the same proportion as such shares for which the Trustee has received timely instructions, subject to applicable law.

Article 14	Voting of Company Stock

ARTICLE 15 FIDUCIARY RESPONSIBILITY

15.1 Conduct

Each fiduciary shall discharge his duties with respect to the Plan and Trust solely in the interest of the Members, Former Members, Beneficiaries of Members and alternate payees for the exclusive purpose of providing benefits to Members, Former Members, Beneficiaries of Members and alternate payees, and defraying reasonable expenses of administering the Plan and Trust with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, and in accordance with this Plan and any other documents or instruments governing the Plan and Trust Fund. A fiduciary who complies with the foregoing standards shall not be liable for any loss, action or omission hereunder.

15.2 Allocation and Delegation of Responsibilities

Plan fiduciaries may allocate the responsibilities, obligations and duties granted to them for the operation and administration of the Plan and Trust among themselves. Any Plan fiduciary may designate other individuals, corporations or other entities, who are not Plan fiduciaries, to carry out such Plan fiduciary’s responsibilities, obligations and duties with respect to the Plan and the Trust, except to the extent that ERISA prohibits such delegation of authority. Such allocations and delegations may be revoked or modified at any time and any such allocation, delegation, revocation or modification shall be made by written instruments signed by the Plan fiduciary, if an individual, or in the case of other entities who are Plan fiduciaries, in accordance with the procedures governing the functions of such entity, and a written record shall be kept thereof.

Article 15	Fiduciary Responsibility

15.3 Co-Fiduciary Responsibility

A Plan fiduciary or any individual, corporation or other entity employed or appointed by a Plan fiduciary to serve in a fiduciary capacity with respect to the Plan or Trust Fund shall be solely responsible for the responsibilities, obligations or duties allocated or delegated to it, whether under this Plan and Trust Agreement or under the terms and conditions of employment or appointment. No person to whom such responsibilities, obligations or duties have not been allocated or delegated shall be responsible with respect to any action directed, taken or omitted by the Plan fiduciary or individual, corporation or other entity serving in a fiduciary capacity to whom such responsibilities, obligations or duties have been allocated or delegated unless he participates knowingly in, or knowingly undertakes to conceal, an act or omission of such other Plan fiduciary or individual, corporation or entity, knowing such act or omission is a breach of fiduciary responsibility or, if he has knowledge of a breach, he fails to make reasonable efforts under the circumstances to remedy the breach.

15.4 Duties of Fiduciaries With Respect to Investments

(a)	The Plan Administrator shall, subject to Sections 12.1 and 12.2(a)(xiv) of the Plan, direct the Trustee as to what Investment Funds are available to Members under the Plan and the Plan Administrator may:

(i)	Allocate control and management of all or any portion of the Trust assets to an Investment Manager; or

(ii)	Recommend changes to the Investment Funds available under the Plan to the Wyeth Retirement Committee.

(b)	If the Company or the Plan Administrator as applicable, appoints an Investment Manager pursuant to the foregoing, such Investment Manager shall be an investment adviser registered under the Investment Advisers Act of 1940, a bank as defined in such Act, or an insurance company which is qualified to manage the assets of employee benefit plans under the laws of more than one state. An Investment Manager shall acknowledge in writing its appointment as a Plan Fiduciary hereof, Fiduciary Responsibility

Article 15	Fiduciary Responsibility

(c)	The Company, any Affiliates, the Plan Administrator and the Trustee shall be under no duty to question the direction or lack of direction of any Investment Manager, but shall act and shall be fully protected in acting, in accordance with each such direction. An Investment Manager shall have sole investment responsibility for that portion of the Trust assets which it has been appointed to manage, and no other Plan fiduciary or any Trustee shall have any responsibility for the investment of any such assets, the management of which has been delegated to an Investment Manager, or liability for any loss to or diminution in value of such Trust assets resulting from any action directed, taken or omitted by an Investment Manager.

The Company has notified the Trustee that the Plan Administrator shall direct the Trustee in the investment of all or any portion of the Trust Fund, and therefore the Trustee shall be subject to proper directions of the Plan Administrator, which are made in accordance with the terms of the Plan and which are not contrary to the provisions of Title I of ERISA. The Trustee shall be fully protected in acting in accordance with each such direction.

(d)	Each Member shall direct the Trustee as to which Investment Fund he wishes to invest his Account. The Plan shall be maintained in a manner intended to comply with Section 404(c) of ERISA and the applicable regulations promulgated thereunder.

Article 15	Fiduciary Responsibility

ARTICLE 16 AMENDMENT, TERMINATION AND MERGER

16.1 Right to Amend or Terminate the Plan

It is the intention of the Company to continue this Plan indefinitely and to make such contributions as may be required each Plan Year. Nevertheless, subject to the provisions hereinafter set forth, the Board of Directors of the Company reserves the right at any time or from time to time to amend, alter or discontinue the Plan in whole or in part for any reason at any time. The Wyeth Retirement Committee shall have the right to alter or amend the Plan, if such action is necessary or desirable and is (1) required by law, agreed to through collective bargaining or is appropriate to maintain the tax-qualified status of the Plan, or (2) is estimated not to result in a cost increase to the Company in excess of five (5) percent, provided, however, that no amendment or alterations shall be made which:

(a)	Shall adversely affect any right or obligations of any Member with respect to any contributions made hereto;

(b)	Permits any funds paid to the Trustee to revert to the Company;

(c)	Provides for the use of the assets of the Plan, or any part thereof other than for the exclusive benefit of Members, Former Members or their Beneficiaries or paying the reasonable expenses of administering the Plan;

(d)	Shall deprive any Member, Former Member or his Beneficiary, without his consent, of any benefit theretofore accrued to him under the Plan; and

(e)	Shall, except as provided in Article Seventeen of the Plan, violate this Section 16.1 of the Plan. Any amendment of the Plan may be made, retroactively if necessary, which the Company deems necessary or appropriate to conform the Plan to, or to satisfy the conditions of, ERISA, the Code, or any other law, governmental regulations or rulings.

Article 16	Amendment, Tremination and Merger

16.2 Termination of the Plan

In the event of the complete termination of the Plan or upon complete discontinuance of contributions under the Plan, all Members shall be fully vested in their Accounts. In the event of the partial termination of the Plan, the interests of the affected Members shall be fully vested and nonforfeitable.

16.3 Merger, Consolidation or Transfer

In the case of a merger or consolidation of the Plan with, or transfer of assets or liabilities of the Trust Fund to, any other plan or trust, the terms of the merger, consolidation or transfer shall be such that the benefits to which a Member is entitled immediately after the merger, consolidation or transfer shall be equal to or greater than the benefit to which the Member is entitled immediately prior to the merger, consolidation or transfer. For purposes of this Section 16.3 of the Plan, the benefit to which a Member is entitled shall be determined on the assumption that the Plan had terminated on the day such determination is made.

Article 16	Amendment, Tremination and Merger

ARTICLE 17 NONALIENATION OF BENEFITS EXCEPT FOR QUALIFIED DOMESTIC RELATIONS ORDERS

Benefits provided under the Plan may not be assigned or alienated or otherwise subject in any manner to anticipation, sale, transfer, pledge, garnishment, encumbrance or charge except in the case of a Qualified Domestic Relations Order as defined in this Article Seventeen of the Plan. The Plan shall establish procedures to determine that the requirements of Section 414(p) of the Code are met with respect to Qualified Domestic Relations Orders. For purposes of this Article Seventeen of the Plan, a Qualified Domestic Relations Order must meet the following requirements:

(a)	A Qualified Domestic Relations Order consists of any judgment, decree, or order (including approval of a property settlement agreement) which relates to the provision of child support, alimony payments, or marital property rights of a Spouse, child, or other dependent and is made pursuant to a State domestic relations law (including a community property law) and which creates or recognizes the existence of an alternate payee’s right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable with respect to a Member under the Plan.

(b)	A Qualified Domestic Relations Order must also meet the following conditions:

(i)	Such order must clearly specify the name and the last known mailing address of the Member and the name and mailing address of each alternate payee covered by the Order.

(ii)	Such order must clearly specify the amount or percentage of the Member’s benefits to be paid by the Plan to each alternative payee, or the manner in which such amount or percentage is to be determined.

(iii)	Such order must clearly specify the number of payments or the period to which such order applies and the name of the Plan.

(iv)	Such order shall not require the Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan.

(v)	Such order shall not require the Plan to provide increased benefits to any alternate payee (determined on the basis of actuarial value).

Article 17	Nonalienation of Benefits Except for Qualified Domestic Telations Orders

(vi)	Such order shall not require the payment of benefits to an alternate payee that are required to be paid to another alternate payee under another order that was previously determined to be a Qualified Domestic Relations order.

This Article Seventeen of the Plan shall be construed in accordance with Section 414(p) of the Code and regulations issued thereunder.

After an order has been determined found to meet the conditions for a Qualified Domestic Relations Order, the Plan Administrator may make payments to the alternate payee who has been assigned a right to benefits payable with respect to a Member as soon as administratively feasible in accordance with the terms of the Qualified Domestic Relations Order.

Article 17	Nonalienation of Benefits Except for Qualified Domestic Telations Orders

ARTICLE 18 MISCELLANEOUS PROVISIONS

18.1 Plan Not a Contract of Employment

Nothing in the Plan shall give any Employee the right to be retained in the employ of the Company or any Affiliate. All Employees shall remain subject to discharge, discipline or lay-off by the Company or any affiliate to the same extent as if the Plan had not been put into effect.

18.2 Governing Law

The Plan shall be governed in accordance with the laws of the State of New York except to the extent superseded by ERISA.

18.3 Records and Reports

The Plan Administrator, or its designee, shall exercise appropriate authority to comply with ERISA relating to records and reports to Members and appropriate governmental agencies, including annual notification to Members, Beneficiaries and alternate payees of their Account balances.

18.4 Notices to Employees and Members

All notices, statements and other communications from the Plan Administrator or an Employer to an Employee, Member or designated Beneficiary required or permitted hereunder shall be deemed to have been duly given, furnished, delivered or transmitted, as the case may be, when delivered to (or when mailed by first class mail, postage prepaid and addressed to) the Employee at his work location, or to the Employee, Member or Beneficiary at his home address last appearing on the books of the Plan Administrator.

Article 18	Miscellaneous Provisions

18.5 Communications to the Plan Administrator

Any person desiring to communicate with the Plan Administrator, including any person claiming benefits under the Plan, shall direct such communication or claim to the Plan Administrator at an address specified by the Plan Administrator.

18.6 Statement

At such times during the year as the Plan Administrator may deem appropriate, but no less frequently than quarterly, a statement shall be furnished to each Member as of the value of his Account. Such statement shall be deemed to have been accepted by the Member, his Spouse, if any, and his Beneficiaries designated under Section 8.4 of the Plan hereof as correct unless written notice to the contrary from the Member, is received by the Plan Administrator within 30 days after the mailing of such statement to the Member.

Article 18	Miscellaneous Provisions

ARTICLE 19 TREATMENT OF RETURNING VETERANS

19.1 Applicability and Effective Date

Notwithstanding any other provisions of the Plan, the rights of any Returning Veteran who resumes employment with the Company shall be modified as set forth in this Article Nineteen of the Plan.

19.2 Definitions

For purposes of this Article Nineteen of the Plan, the capitalized terms herein shall have the following meanings:

(a)	“Qualified Military Service” means any service (either voluntary or involuntary) by an individual in the Uniformed Services.

(b)	“Returning Veteran” means an Employee who, on or after December 12, 1994, returns from Qualified Military Service to employment with the Company within the period prescribed under USERRA.

(c)	“Uniformed Services” means the Armed Forces, the Army National Guard and Air National Guard (when engaged in active duty for training, inactive duty training, or full-time National Guard duty), the commissioned corps of the Public Health Service, and any other category of persons designated by the President of the Untied States in time of war or emergency.

19.3 Eligibility to Participate

For purposes of Article Three of the Plan:

(a)	A Returning Veteran who was a Member in the Plan immediately prior to his Qualified Military Service shall be deemed to have remained a Member throughout his Qualified Military Service.

(b)	A Returning Veteran who would have become a Member in the Plan during the period of his Qualified Military Service but for such service shall be deemed to have become a Member as of the date when he would have become a Member if he had been in Qualified Military Service.

Article 19	Treatment of Returning Veterans

19.4 No Break in Service

A Returning Veteran shall be deemed not to have incurred any break in service for purposes under the Plan on account of his Qualified Military Service.

19.5 Service Credit

With respect to any period of Qualified Military Service, a Member shall be credited with continuous service that he would have been credited had he not been in Qualified Military Service.

19.6 Restoration of Before-Tax Contributions and After-Tax Contributions

(a)	Each Returning Veteran who, during his period of Qualified Military Service, would have been eligible to make Before-Tax Contributions and After-Tax Contributions, shall be permitted to contribute an amount equal to the amount of Before-Tax Contributions and After-Tax Contributions that such Employee could have made during such absence from employment. Such “make-up” contributions shall be made during the period that begins with the Employee’s reemployment by an Employer and ends with:

(i)	The expiration of a period of five years; or

(ii)	If shorter, a period equal to three times the period of Qualified Military Service.

(b)	Any make-up contributions described in subsection (a) above shall be made in addition to those Before-Tax Contributions and After-Tax Contributions that the Member may elect to make during any Plan after reemployment.

19.7 Determination of Covered Compensation

For purposes of determining the amount of any make-up contributions under this Article Nineteen of the Plan, and for applying the limits of Article Eleven of the Plan, a Member’s Covered Compensation during any period of Qualified Military Service shall be deemed to equal either:

(a)	The Covered Compensation the Member would have received but for such Qualified Military Service, based on the rate of pay he would have received from an Employer; or

Article 19	Treatment of Returning Veterans

(b)	If the amount described in subsection (a) above is not reasonably certain, the Member’s average Covered Compensation from an Employer during the 12-month period immediately preceding the Qualified Military Service (or, if shorter, the period of employment immediately preceding the Qualified Military Service). Such amount shall be adjusted as necessary to reflect the length of the Member’s Qualified Military Service.

19.8 Application of Certain Limitations

(a)	For purposes of applying the limitations of Section 4.7 of the Plan, any make-up contributions described in Section 19.6 of the Plan, shall be treated as contributions for the Plan Year to which they relate, rather than the Plan Year in which they were actually made.

(b)	For purposes of applying the limitations of Section 4.5 of the Plan, any such make-up contributions shall be treated as contributions for the calendar year to which they relate, rather than the calendar year in which they are actually made.

(c)	For purposes of applying the limitations of applying the limitations of Section 4.7 of the Plan and Article Eleven of the Plan, any make-up contributions described in Section 19.6 of the Plan shall be disregarded, both for the Plan Year to which the contributions relate, and for the Plan Year in which they are actually made.

19.9 Suspension of Loan Repayments

Notwithstanding any provisions of Article Ten of the Plan to the contrary, if a Member receives a loan from the Plan and enters into Qualified Military Service during the term of the loan, a failure to make any required loan repayments during such Qualified Military Service shall not result in a default under Article Ten of the Plan.

19.10 Administrative Rules and Procedures

The Plan Administrator shall establish such rules and procedures as it deems necessary or desirable to implement the provisions of this Article Nineteen of the Plan, provided that they are consistent with the provisions of USERRA, any regulations thereunder, or any other applicable law.

Article 19	Treatment of Returning Veterans

WYETH UNION SAVINGS PLAN

SCHEDULE A

The following is a list of collective bargaining units, which have negotiated for and accepted participation in the Wyeth Union Savings Plan:

1.	International Chemical Workers Union Local 143 at Pearl River, New York

2.	International Chemical Workers Union Local 95 – Rouses Point, New York

3.	Local 6, United Food and Chemical Workers International Union, AFL-CIO-CLC, Fort Dodge, Iowa

Schedule A

SCHEDULE B

INVESTMENT FUNDS

1. Wyeth Common Stock Fund

2. Vanguard Balanced Index Fund

3. Vanguard 500 Index Fund

4. Vanguard Small-Cap Index Fund

5. Vanguard Total International Stock Index Fund

6. Vanguard Retirement Funds

Schedule B